NEWS
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For:                                             From:

Ladish Co., Inc.                                 Libby Communications
5481 South Packard Avenue                        One West Mountain Road
Cudahy, WI  53110                                Ridgefield, CT  06877
Contact:          Wayne E. Larsen                Contact:       William J. Libby
                  414-747-2935                                  203-431-8480
                  414-747-2890 Fax                              203-431-6132 Fax

Release date:  22 July 2003

LADISH REPORTS SALES OF $49.1 MILLION FOR 2ND QUARTER 2003


Cudahy, WI--Ladish Co., Inc. (www.ladishco.com) (Nasdaq: LDSH) today reported 2003 second quarter net income of $0.073 million on sales of $49.1 million, resulting in diluted earnings per share of $0.01. For the same period in 2002, net income was $0.581 million on sales of $48.3 million. Diluted earnings per share were $0.04.

Ladish will host a conference call on Thursday, July 24, 2003 at 9:00 a.m. EDT to discuss the second quarter performance for 2003. The telephone number to call to participate in the conference call is (800) 362-0595.


                                                           For the Three Months            For the Six Months
                                                               Ended June 30                  Ended June 30
                                                       ------------------------------ ------------------------------

(Dollars in thousands, except earnings per share)                2003           2002           2003            2002
                                                                 ----           ----           ----            ----
Net sales                                                     $49,055        $48,309        $96,362        $101,465
Cost of goods                                                  44,792         44,474         90,083          93,481
                                                              -------        -------        -------        --------
Gross profit                                                    4,263          3,835          6,279           7,984
SG&A                                                            3,283          2,514          4,405           5,338
                                                              -------        -------        -------        --------
Operating income                                                  980          1,321          1,874           2,646
Interest expense & other                                          493            413          1,016             796
                                                              -------        -------        -------        --------
Pretax income                                                     487            908            858           1,850
Taxes                                                             414            327            211             666
                                                              -------        -------        -------        --------
Net income                                                      $  73          $ 581          $ 647          $1,184
                                                              =======        =======        =======        ========

Basic earnings per share                                        $0.01          $0.04          $0.05           $0.09
Basic weighted average shares outstanding                  13,023,393     12,987,560     13,023,393      12,981,842
Diluted earnings per share                                      $0.01          $0.04          $0.05           $0.09
Diluted weighted average shares outstanding                13,048,680     13,170,879     13,048,323      13,144,887

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                                                                            NEWS
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                                                   June 30        December 31
(Dollars in thousands)                              2003             2002
                                                   -------        -----------

Cash                                                $6,310             $8,959
Accounts receivable                                $37,543            $32,237
Inventory                                          $49,166            $45,849
Net PP&E                                           $94,112            $98,492

Total Assets                                      $227,836           $225,810
-----------------------------------------------------------------------------

Accounts payable                                   $20,085            $17,134
Accrued liabilities                                 $7,537             $6,660
Senior notes                                       $30,000            $30,000
Pensions                                            $6,995             $8,958
Postretirement benefits                            $40,491            $41,056

Stockholders' equity                              $119,016           $118,369

"The sales growth in the second quarter of 2003 reflects the Company's ability to respond to short lead time orders in spite of the continuing weakness of the commercial airline industry," says Kerry L. Woody, Ladish's President and CEO. "The improvement in gross income in 2003 in comparison to 2002 is attributable to continuing cost improvements. Unfortunately, the Company had to incur an unanticipated, significant expense of $1.0 million in the second quarter associated with the proxy contest. If not for that unexpected expense, operating income for the second quarter would have been $1.98 million, or 4% of sales, in comparison to $1.32 million, or 2.7% of sales, in 2002."

Looking forward to the remainder of 2003, Woody remarked, "Under the current conditions we do not see the sales opportunity significantly improving this year. Although we had a backlog of $195 million at the end of the second quarter we are cautious with regard to demand for the second half of the year as we cannot predict at what point the commercial aerospace industry will recover in this sagging economy. In the interim, established cost reduction programs are focused at keeping the business profitable and improving our cash position while serving the needs of our customers."

Ladish Co., Inc. is a leading producer of highly engineered, technically advanced components for the jet engine, aerospace and general industrial markets. Ladish is headquartered in Cudahy, Wisconsin with operations in Wisconsin, Oregon and Connecticut. Ladish common stock trades on Nasdaq under the symbol LDSH.

This release includes forward-looking statements that are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in them. These risks and uncertainties include, but are not limited to, anticipated slowdowns in the company's major markets, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and the effect of foreign currency fluctuations.

[GRAPHIC OMITTED] [LADISH CO., INC. LOGO]

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                                                                       LCI-03-07